Exhibit 99.1

Weida Communications Announces Commencement of First Strategic Contract with China Telecom

China Telecom to Lease Weida Satellite Links for Significant Chinese Energy Project

Fort Lauderdale, FL, December 17, 2004 — Weida Communications, Inc. (OTC Bulletin Board: WDAC.OB) announced today that Guangzhou Weida Communications Technology Co., Ltd., of which it has control and a majority profit-sharing interest, has entered into an agreement under which China Telecom will lease Weida satellite links and equipment for China Petro’s West-East Natural Gas Transportation project. The contract, which was signed on December 13, 2004, represents the first phase of the project, which is to be implemented in three steps.  The first step covers the project pipeline, the second covers refineries and depots and the third covers retail gas stations.  The number of terminals to be leased in the first phase will be small, and therefore initial revenues from this phase for Weida will not be substantial. However, this project when all phases are completed will potentially deploy in excess of 15,000 terminals nationally by 2007.

The equipment used in the project will be leased to China Telecom and remain owned by Weida Communications.  In exchange, Weida will receive a monthly leasing fee and a communication service fee for each terminal.

The West-East Natural Gas Transportation project is the first contract to result from the Cooperation Framework between Guangzhou Weida Communications Technology Co., Ltd. and China Telecom announced on August 31, 2004.

“The West-East Natural Gas Transportation Project is a significant opportunity for Weida Communications,” said Mitchell Sepaniak.  “It represents the official launch of Weida’s Cooperation Framework with China Telecom, and is also a key component in the economic development and social stability of Xinjiang Province.  Weida is providing the satellite communications tools for the construction of the main energy line connecting western and eastern China.”

China Telecom’s contracts are all signed on a year-by-year basis.  However, the West-East Natural Gas Transportation project is designed as a 20-year project.  Weida believes its contract with China Telecom should continue for at least five years or more.  It is also expected that the number of terminals will increase over the duration of the project.

About Weida Communications, Inc.

Weida Communications, Inc. is a U.S.-managed telecommunications services provider that operates in China. The Company holds a majority profit-sharing interest and control of the only private company in China holding a license for bi-directional very-small aperture terminal (VSAT) satellite communications, which provides an attractive telecommunications solution in China with its exploding demand for telecommunications in both dense urban areas and the most remote locations. Weida’s satellite operations in China provide ground-based equipment and related services to support government and corporate applications, including broadband Internet access, remote meter monitoring and mission-critical data back-up systems. For more information, visit the Weida Communications, Inc. Web site at http://www.weida.com/.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations of the management of Weida Communications, Inc. (the Company) only, and are subject to a number of risk factors and uncertainties, including but not limited to the need for equity financing in order to consummate the acquisition of a legal ownership interest in Guangzhou Weida, limited operating history, Weida Communications’ historical and likely future losses, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, the Company’s reliance on the provision of VSAT-based communications services for the majority of its revenues, changes in technology and market requirements, decline in demand for the Company’s products, inability to timely develop and introduce new technologies, products and applications, difficulties or delays in absorbing and integrating acquired operations, products, technologies and personnel, loss of market share, and pressure on pricing resulting from competition, which could cause the actual results or performance of the Company to differ materially from those described therein. We undertake no obligation to update these forward- looking statements. For a more detailed description of the risk factors and uncertainties affecting the Company, refer to the Company’s reports filed from time to time with the Securities and Exchange Commission, including the information about risk factors provided in Item 1, “Business,” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, filed with the SEC on October 12, 2004.